Exhibit 99.1

CONTACT:
Robert Travis	Scott Larson
Investor Relations	Press Inquiries
Sycamore Networks, Inc.	Sycamore Networks, Inc.
978-250-3432	978-250-3433
bob.travis@sycamorenet.com	scott.larson@sycamorenet.com

SYCAMORE NETWORKS, INC. UPDATES CASH DISTRIBUTION

ANNOUNCEMENT

CHELMSFORD, Mass., December 2, 2010 – Sycamore Networks, Inc. (NASDAQ: SCMR) today announced that it has been advised by NASDAQ that the ex-dividend date for its previously announced cash distribution of $6.50 per share of common stock will be December 23, 2010.

Investors needing further information regarding the specific implications of the ex-dividend date should consult their own financial or legal advisors.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) develops and markets intelligent bandwidth management solutions for fixed line and mobile network operators worldwide. We also develop and market a mobile broadband solution designed to help mobile operators reduce congestion in mobile access networks. Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore’s global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release may constitute forward-looking statements regarding future events that involve risks and uncertainties. Risks and uncertainties in the Company’s business include, but are not limited to, reliance on a limited number of customers; industry pricing pressures; the Company’s decision to focus future development efforts on mobile broadband opportunities; the high cost of product development and keeping pace with evolving features and technologies desired by customers; unexpected difficulties in developing and marketing new mobile broadband products and the inability of new products to achieve market acceptance or to function as expected; the consolidation of both suppliers and customers in the telecommunications marketplace; and general economic conditions. Certain additional risks are set forth in more detail in the section entitled “Risk Factors” in the Company’s reports filed on Forms 10-Q and 10-K with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.